Exhibit 99.1

Contact:	William C. DeWitt
SVP, Corporate Communications
(401) 456-5015 Ext. 1541

MICHAEL E. MCMAHON APPOINTED TO

BANCORP RHODE ISLAND, INC. BOARD OF DIRECTORS

PROVIDENCE, R.I.—October 17, 2006--Bancorp Rhode Island, Inc. announced today that it has appointed Michael E. McMahon to its Board of Directors, effective October 18, 2006.

“Mike McMahon is a terrific addition and we are fortunate to have him serve on our board,” said Malcolm G. Chace, Chairman of the Board. “He brings extensive financial experience, along with an appreciation for the Rhode Island market.”

Mr. McMahon is a partner/founder of Pine Brook Road Partners LLC, a private equity firm. Prior to founding Pine Brook, he served as Executive Director of the Rhode Island Economic Development Corporation, Chairman of the Quonset Development Corporation and Chairman of the Slater Technology Fund. Mr. McMahon's career includes 32 years of venture capital, private equity and investment banking activities. He was a founder and Partner of RockPort Capital Partners, a $100 million business focused on venture capital investment opportunities in the energy, power, environmental, and engineered material sectors.

Previously, Mr. McMahon also served as a Managing Director and head of the global energy investment banking departments at Lehman Brothers and Salomon Brothers. Mr. McMahon received a Bachelors Degree in American Civilization from Brown University and was a member of the Program for Management Development at the Harvard Business School.

Mr. McMahon replaces Margaret D. Farrell, Esq. who is stepping down. Chace commented, “Peggy has been a member of the board since our inception in 1996, and her contributions have been invaluable.” Chace added, “She will continue in her role as general counsel to the corporation, so we will continue to benefit from her experience.”

Bancorp Rhode Island, Inc. is the parent company of Bank Rhode Island, a full-service, FDIC-insured, state-chartered financial institution. The Bank, headquartered in Providence, has 16 branches located in Providence, Kent and Washington counties.